EXHIBIT 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in the Form 8-K/A of Biglari Holdings Inc. of our report dated March 31, 2022 with respect to the consolidated financial statements of Abraxas Petroleum Corporation as of and for the year ended December 31, 2021.

/s/ ADKF, P.C.
ADKF, P.C.
San Antonio, Texas
November 30, 2022